Via Facsimile and U.S. Mail
Mail Stop 6010


March 10, 2006


Mr. Andreas Zdrenyk
Chief Financial Officer and
Chief Information Officer
Converium Holding AG
General Guisan-Quai 26
8022 Zurich
Switzerland

Re:	Coverium Holding AG
	Form 20-F for Fiscal Year Ended December 31, 2004
	Filed June 30, 2005
	File No.  333-14106

Dear Mr. Zdrenyk:

We have completed our review of your Form 20-F and have no further comments at this time.



								Sincerely,


								Joseph J. Roesler
								Accounting Branch Chief
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Mr. Andreas Zdrenyk
Converium Holding AG
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